EXHIBIT 10A

                               Atrion Corporation
  Amended and Restated Incentive Compensation Plan for Chief Financial Officer
                               Calendar Year 2000

This plan provides the opportunity for Jeffery Strickland, Vice President and Chief Financial Officer of Atrion Corporation, to receive incentive compensation based on the attainment of certain stated goals during the calendar year 2000. This plan amends and restates the plan adopted by the Board in 1998 with respect to the calendar year 2000.

FINANCIAL GOALS:

The financial goal for Atrion for calendar year 2000 is the earnings per share
(EPS) estimate included in the Budget for 2000 prepared by management and submitted to the Board of Directors at its February 15, 2000 meeting. This EPS target figure is based on continuing operations and excludes extraordinary and one-time items.

For the year 2000, if the targeted EPS figure is met, then Jeffery Strickland
(JS) is entitled to incentive compensation equal to 25% of his base salary for that year. If the target for 2000 is exceeded, then JS shall be entitled to receive incentive compensation, in addition to the incentive compensation payable pursuant to the preceding sentence, in an amount equal to that percentage of his base salary for 2000 that is one-half (1/2) of the percentage by which the actual EPS for 2000 exceeds the target EPS for 2000.

NON-FINANCIAL GOALS:

JS's performance shall be evaluated by the Board without stated non-financial goals and any incentive compensation award shall be at the discretion of the Board.


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